EXHIBIT 99.1

Press Release
For Release September 10, 2004 at 7:00 am EST

Compex Technologies FY2004 Revenue $86.0
Mil. Net Income $3.1 Mil or $0.24 Diluted EPS

Company Meets Guidance with Q4 Revenue $22.7M,
Net Income $1.0Mil or $0.08 Diluted EPS

New Brighton, MN — September 10, 2004 — Compex Technologies (Nasdaq: CMPX) reported today consolidated revenue for the fiscal year ended June 30, 2004 increased 14% to a record $86.0 million compared with $75.5 million a year earlier. Net income for the year was $3.1 million or $0.24 diluted earnings per share compared with net income of $5.0 million or $0.45 diluted earnings per share in the fiscal year 2003.

For the fourth quarter ended June 30, 2004, consolidated revenue increased 14% to a record $22.7 million from $19.8 million in the fourth quarter of FY2003. Net income for the fourth quarter was $1.0 million or $0.08 diluted earnings per share versus $1.7 million or $0.15 diluted earnings per share in the fourth quarter of fiscal year 2003.

U.S. revenue for the year was $52.8 million, up 7% from $49.2 million in the same period last year. International revenue was $33.2 million, an increase of 26% compared with $26.3 million in the prior year. Approximately 16% of international growth was generated by a favorable impact of exchange rates, reflecting the strength of the euro versus the dollar.

Consolidated revenue by product line for the year was $17.7 million in rehabilitation products, $16.7 million in pain management products, $26.1 million in consumer products and $25.5 million in accessories and supplies.

Gross profit margin for the fiscal year was 66.9%, compared with 70.1% last year. Selling, general and administrative expenses were $50 million, or 58.1% of revenue, compared with $42.2 million, or 55.9% of revenue in the fiscal year 2003.

Compex President and CEO Dan W. Gladney said, “We finished the year within our range for fourth quarter guidance. Our medical business in the United States had a solid year, recording increases in revenue and profitability although there was some decrease in margin due to shifts in product mix. Our domestic medical gross sales rose 11% primarily due to an increase in sales and rentals of medical devices, reflecting the ongoing expansion of our direct selling efforts to physicians.

“Our U.S. consumer business, although modest, showed a steady increase in sales. The U.S. consumer business contributed 1% of our fiscal year 2004 growth mostly in the fourth quarter, since our televised advertising endorsements featuring Sarah Ferguson, Duchess of York, were not launched until mid-fourth quarter.”

“Our European operations posted a revenue increase of 26% for the fiscal year, however 16% was generated by favorable exchange rates. The acquisition of Filsport in Italy accounted for 12%. Revenue from the addition of

Slendertone products contributed 6%. During the fourth quarter we introduced the Energy and Body line of products targeted at the health and wellness markets, which is an entirely new market in Europe where we have traditionally targeted the athletic and fitness market.

“The increase in SG&A expenses was primarily due to expenses associated with the July 2003 acquisition of Filsport and marketing expenses for our new consumer products both domestically and in Europe. In addition, we increased the number of direct U.S. sales employees from 40 to 58. Gross profit was down primarily due to a decrease in higher margin accessories and supplies as a percentage of total revenue and lower average selling prices in Europe due to the introduction of our new lower-priced models of our Compex fitness products. We anticipate gross profit will stabilize in the mid-60% range as our domestic consumer business becomes a greater percentage of revenue and as we build our share of the health and wellness markets in Europe,” Gladney said.

Looking forward, the company said for the year ending June 30, 2005 its targets for diluted earnings per share is in the range of $.28 to $.32 with revenues of $94 million to $100 million. The foregoing statement regarding annual targets is forward-looking, and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

Compex Technologies has scheduled an investor conference call at 1:00 p.m. Eastern Time, September 10, 2004, to discuss fourth quarter and annual results and to answer questions.

To participate in the live call, domestic callers should dial 866-453-5550 and enter PIN 4402212. International callers should dial 678-460-1860 and use the same PIN. A telephone replay will be available until 11:00 p.m. Eastern Time on September 24th by dialing 866-453-6660 and reference number 151428.

An investment profile on Compex Technologies, Inc. may be found at http://www.hawkassociates.com/compex/profile.htm.

About Compex Technologies

Compex Technologies is a worldwide leader in designing and manufacturing transcutaneous electrical nerve stimulation and electrical muscle stimulation (EMS) products used for pain management, rehabilitation, fitness and sports performance enhancement in clinical, home healthcare, sports and occupational medicine settings. Compex is the first U. S. company to offer consumers EMS technology in FDA-cleared, over-the-counter products for sports-performance enhancement, improved physical fitness and general well being.

For investor relations information contact CFO Scott Youngstrom at (800) 676-6489 or Frank Hawkins or Julie Marshall, Hawk Associates at (305) 852-2383. Email: info@hawkassociates.com. Detailed information about Compex may be found on the websites http://www.compextechnologies.com and http://www.slendertone.com. Copies of Compex press releases, price quotes, SEC filings, analyst reports and other valuable information for investors may be found on the website http://www.hawkassociates.com.

Cautionary Statement: All statements other than historical facts included in this release regarding future operations, and particularly on the outlook for 2004, are subject to the risks inherent in predictions and “forward looking statements.” These statements are based on the beliefs and assumptions of management of Compex Technologies and on information currently available to management. Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They involve risks, uncertainties, and assumptions identified in Compex Technologies filings with the SEC, including, but not limited to:

•	The increasing reliance on results of international operations;

•	The effect of fluctuating exchange rates on international results;

•	Compex Technologies substantial balances of third-party billing business and resulting accounts receivable and the sensitivity of its results to the accuracy of its reserve for uncollectible receivables;

•	Changes in, and Compex Technologies compliance with, regulation and industry practice that affects the rates at which its products are reimbursed, the way it manufactures its products, and the documentation which it submits for reimbursement;

•	The United States consumer market for electrical stimulation products is new and developing;

•	Our ability in the United States to establish consumer demand with a limited marketing budget and secure contracts with significant retailers;

•	Negative publicity about electrical stimulation products;

•	World events that affect the economies of the countries in which its products are sold; and

•	Other factors that affect the industry in which Compex Technologies functions.

—Tables to Follow—

COMPEX TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30

ASSETS	2003	2004
CURRENT ASSETS
Cash and cash equivalents	$5,056,007	$3,198,832
Receivables, less reserves of $15,200,590 and $17,665,865	24,955,130	28,802,468
at June 30, 2003 and 2004, respectively
Inventories
Raw materials	1,393,470	1,037,944
Work in process	33,670	10,765
Finished goods	10,301,198	11,981,708
Defered tax assets	4,675,394	4,975,394
Prepaid expenses	2,378,044	3,881,425

Total current assets	48,792,913	53,888,536
Property, plant, and equipment, net	4,536,804	4,798,656
Goodwill, net	10,583,287	15,428,362
Other intangible assets, net	883,634	982,045
Deferred tax assets	750,926	800,267
Other assets	104,743	128,701

Total current assets	$65,652,307	$76,026,567

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$5,363,850	$1,268,910
Notes payable	4,500,000	2,200,000
Accounts payable	4,028,608	5,678,181
Accrued liabilities -
Payroll	1,567,710	1,990,591
Commissions	679,015	917,068
Income taxes	2,725,341	1,167,496
Other	3,349,986	3,377,681

Total current liabilities	22,214,510	16,599,927

LONG-TERM LIABILITIES
Long-term debt	1,217,268	2,436,200
Deferred tax liabilities	675,885	659,405

Total liabilities	24,107,663	19,695,532

STOCKHOLDERS’ EQUITY
Common stock, $.10 par value: 30,000,000 shares authorized;	1,094,847	1,242,574
issued and outstanding 10,948,469 and 12,425,747 shares at June 30, 2003 and 2004, respectively
Preferred stock, no par value: 5,000,000 shares authorized;	—
none issued and outstanding
Additional paid in capital	21,650,978	32,887,912
Unearned compensation on restricted stock	—	(119,370)
Accumulated other non-owner changes in equity	1,870,183	2,340,916
Retained earnings	16,928,636	19,979,003

Total stockholders’ equity	41,544,644	56,331,035

Total liabilities and stockholders’ equity	$65,652,307	$76,026,567

COMPEX TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	June 30		June 30
	2003	2004	2003	2004
Net sales and rental revenue	$19,843,748	$22,688,201	$75,459,916	$85,960,663
Cost of sales and rentals	5,647,921	7,757,375	22,578,263	28,435,680

Gross profit	14,195,827	14,930,826	52,881,653	57,524,983
Operating expenses:
Selling, general and administrative	10,811,686	13,062,579	42,170,026	49,960,356
Research and development	508,687	499,506	2,122,659	2,554,290

Total operating expenses	11,320,373	13,562,085	44,292,685	52,514,646

Income from operations	2,875,454	1,368,741	8,588,968	5,010,337
Other income (expense):
Interest expense	(111,977)	(140,420)	(428,467)	(517,717)
Other	31,377	(2,429)	109,054	84,747

Income before income taxes	2,794,854	1,225,892	8,269,555	4,577,367
Income tax provision	1,118,000	187,000	3,308,000	1,527,000

Net income	$1,676,854	$1,038,892	$4,961,555	$3,050,367

Net income per common and common equivalent share
Basic	$0.15	$0.08	$0.45	$0.26

Diluted	$0.15	$0.08	$0.45	$0.24

Weighted average number of shares outstanding
Basic	10,945,667	12,403,237	10,951,808	11,804,768

Diluted	11,276,031	13,048,717	11,068,860	12,683,587